STUBBS, ALDERTON & MARKILES, LLP           JOHN MCILVERY
           LETTERHEAD                      Partner
                                           Direct Voice 818.444.4502
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                                           E-Mail       jmcilvery@biztechlaw.com


December 28, 2005

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

         RE:  NATIONAL COAL CORP.
              RESPONSES TO STAFF COMMENTS OF SEPTEMBER 15, 2005 WITH RESPECT TO:

              FORM 10-KSB FOR FISCAL YEAR ENDED DECEMBER 31, 2004
              FILED MARCH 31, 2005
              FILE NO. 0-26509

Ladies and Gentlemen:

         On behalf of National Coal Corp. (the "COMPANY"), we have enclosed for filing one copy with exhibits of the Company's Amendment No. 1 to Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 (the "10-KSB AMENDMENT").

         If you have any questions or require any additional information or documents, please telephone me at (818) 444-4502.

                                                  Sincerely,


                                                  /s/ John McIlvery
                                                  ------------------------
                                                  John J. McIlvery

cc:      Jon Nix
         Mike Love
         Charles Kite
         Gaylen Hansen
         James Junewicz



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